UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2005

MERISTAR HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

1-11903

(Commission File Number)

MARYLAND	72-2648842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4501 NORTH FAIRFAX DRIVE

ARLINGTON, VIRGINIA 22203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 812-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On and effective September 12, 2005, various subsidiaries (the “Borrowers”) of MeriStar Hospitality Corporation (the “Company”) entered into a mortgage loan agreement (the “Loan Agreement”) and a bridge loan agreement (the “Bridge Loan Agreement”) with Lehman Brothers Bank, FSB and/or various co-lenders (collectively, the “Agreements”). Pursuant to the Agreements, the Company completed a refinance of its August 12, 1999 $330 million Commercial Mortgage-Backed Securities (“CMBS”) portfolio loan (the “Original Loan”) made by Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a Division of Lehman Brothers Holdings Inc.

The Loan Agreement provides for a $312 million 17 property loan (the “New Loan”) at a rate of LIBOR plus 135 basis points, which has an initial maturity of October 9, 2007, plus three one-year extensions at the Borrowers’ option. Of the 19 properties that were covered under the Original Loan that was refinanced, two are not included in the collateral pool for the Loan Agreement as the Company’s present intention is to sell these properties. The New Loan, which is intended to be securitized, is non-recourse to the Borrowers, except for certain customary carve-outs, which are guaranteed by MeriStar Hospitality Operating Partnership, L.P. The New Loan is evidenced by documentation generally consistent with loans of similar size that are intended to be pooled in a CMBS or other collateralized debt obligation offering.

The Bridge Loan Agreement provides for a $15 million term loan (the “Bridge Loan”) secured by one property with a borrowing rate of LIBOR plus 350 basis points, and has an initial maturity of April 9, 2006, plus one six-month extension at the Borrowers’ option. Two of the properties that were included in the Original Loan are not included in the New Loan. One property is covered under the Bridge Loan, and the Company has elected to pay off the portion of the Original Loan related to the second property.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In conjunction with entering into the Agreements, on and effective September 12, 2005, various subsidiaries of the Company defeased the mortgage liens securing the loan made pursuant to the Loan Agreement dated August 12, 1999. The Original Loan was a $330 million non-recourse financing secured by a portfolio of 19 hotels, bore a fixed annual interest rate of 8.01% and matured in 2009. The Company paid $345.9 million in connection with the defeasance of the Original Loan, which had an outstanding principal balance of $300 million, resulting in a loss on early extinguishment of debt of $45.9 million.

Additionally, on and effective September 12, 2005, the Company terminated its interest rate swap agreement on the Original Loan that was entered into effective April 2, 2004, with Credit Suisse First Boston International (the “Swap”). In terminating the Swap, the Company incurred and paid a $8.7 million termination charge.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See ITEM 1.01 above. Pursuant to the terms of the Agreements, the Company incurred direct financial obligations in the amount of $327 million and agreed to purchase an interest rate cap of 7.10% under certain circumstances.

ITEM 2.06. MATERIAL IMPAIRMENTS.

Upon the defeasance of the Original Loan and corresponding relief described above of certain restrictions on selling collateralized assets, on September 12, 2005, the Company concluded that it will more likely than not sell four hotel assets included as collateral in the Original Loan (two of which are included as collateral under the New Loan). The Company therefore performed impairment analyses on the four assets, triggered by the expectation that the assets would be sold significantly before the end of their estimated useful lives. The impairment analyses are based on the Company’s estimates of the fair value of the properties based on available market data. These estimates require the Company to make assumptions about the sales prices that it expects to realize for each property as well as the timing of potential sales. In making these estimates, the Company considered the operating results of the assets, the market for comparable properties, and quotes from brokers, among other information. The Company’s estimates reflect the results of marketing efforts and negotiations with prospective buyers. Actual results could differ materially from these estimates. As a result of the impairment analyses, the Company determined that the carrying values of the four assets are not recoverable, and estimates that a non-cash impairment charge of approximately $36 million will be incurred to write-down the assets to fair value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISTAR HOSPITALITY CORPORATION

BY:	/s/ Jerome J. Kraisinger Jerome J. Kraisinger Executive Vice President, Secretary and General Counsel

Date: September 16, 2005